EXHIBIT J(3)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 47 to the Registration Statement No. 811-4707 on Form N-1A of Fidelity Advisor Series II, of our reports dated December 3, 1999 appearing in the Annual Reports to Shareholders of Fidelity Advisor Government Investment Fund, Fidelity Advisor High Income Fund, Fidelity Advisor Short Fixed-Income Fund, and Fidelity Advisor High Yield Fund for the year ended October 31, 1999.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information, which are a part of such Registration
Statement.

 /s/Deloitte & Touche LLP
    Deloitte & Touche LLP
    Boston, Massachusetts
    December 21, 1999